Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Equity Incentive Plan and 2015 Equity Incentive Plan of Milacron Holdings Corp. of our report dated April 3, 2015 (except Notes 7, 8, and 9 as to which the date is June 12, 2015), with respect to the consolidated financial statements and schedule of Milacron Holdings Corp. included in its Registration Statement (Form S-1 No. 333-203231) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

August 13, 2015